024 Putnam OTC And Emerging Growth Fund attachment
1/31/04 SEMIANNUAL

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $64,379.


74U1	(000s omitted)

Class A		159,397
Class B		61,558
Class C		3,420

74U2	(000s omitted)

Class M		35,325
Class R		-
Class Y		19,577

74V1

Class A		$6.96
Class B		$6.23
Class C		$6.72

74V2

Class M		$6.55
Class R		$6.96
Class Y		$7.15